Exhibit 10.5

May 28, 2024

Robert Carpio

[***]

Dear Robert,

On behalf of Waters Technologies Corporation (the “Company”), I am pleased to extend this offer of employment to you. This letter (the “Agreement”) confirms the terms and conditions of your employment with the Company and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and such agreements and understandings are expressly terminated and of no further force or effect.

1. Position and Duties.

(a) We anticipate that you will commence your employment on June 24, 2024, or such other date mutually agreed upon between you and the Company (the actual date of such commencement, the “Start Date”). As of the Start Date you will be employed by the Company, on a full-time basis, as Senior Vice President Waters Division and report to the President and Chief Executive Officer of the Company. In addition to serving as the Company’s Senior Vice President Waters Division, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, in each case, without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b) You agree to perform the duties of your position and such other duties and responsibilities as may be reasonably assigned to you from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you shall be permitted to engage in civic, charitable and philanthropic activities, and to manage your passive personal investments and, with the consent of the Board of Directors of the Company (the “Board”) or a committee thereof, to serve on the board of directors of for-profit and not-for-profit companies or organizations; provided that, in the aggregate, such activities do not interfere or conflict with your duties to the Company.

(c) Further, you agree that, while employed by the Company, you will comply with all written Company policies, practices and procedures and all codes of ethics or business conduct policies applicable to your position, as in effect from time to time, including, without limitation, the Waters Corporation Mandatory Clawback Policy.

2. Compensation and Benefits. During the period of your employment by the Company, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company shall pay you an annualized base salary equal to $580,000, payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company (which is currently a semi-monthly pay cycle) and subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) (such base salary, as in effect from time to time, “Base Salary”).

(b) Annual Incentive Compensation. For each fiscal year completed during your employment with the Company, including the 2024 fiscal year, you will be eligible to earn annual incentive compensation under the Company’s Annual Incentive Plan, or such other bonus plan in which Company executives participate generally (such plan, as in effect from time to time, the “AIP”). Your target annual incentive compensation opportunity under the AIP will be 75% of your Base Salary. The actual amount payable in respect of your annual incentive compensation opportunity, if any, for any fiscal year will be determined by the Compensation Committee based on the achievement of performance goals previously established by the Compensation Committee in its discretion and your remaining employed by the Company on the date that such annual incentive compensation is paid. Any annual incentive compensation due hereunder will be paid in accordance with the terms of the AIP and on or before March 15th of the year following the fiscal year with respect to which the annual incentive compensation is earned, subject to your remaining employed by the Company on the date that such annual incentive compensation is paid. Notwithstanding the foregoing, if your Start Date begins on or before September 30th, the actual amount payable will be prorated based upon your Start Date, and if your Start Date is after September 30th, you will only be eligible to participate in the AIP at the beginning of the following calendar year.

(c) Initial Annual Equity Grant. On the Start Date, you will be granted equity-based awards under the Company’s 2020 Equity Incentive Plan (as in effect from time to time, the “EIP”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), having a total target grant date value of approximately $1,300,000 (collectively, the “Initial Awards”). It is expected that the Initial Awards will be granted 50% in the form of non-qualified stock options and 50% in the form of time-based restricted stock units. The Initial Awards will be subject to the EIP and the applicable award agreements evidencing such awards. You agree to execute the Company’s applicable forms of grant notice and award agreement to finalize our agreement as to the Initial Awards.

(d) Future Annual Equity Grants. You will be eligible for future annual equity grants under the EIP at such times and in such form as determined by the Compensation Committee in its discretion.

(e) Sign-On Bonus. On or as soon as practicable following the Start Date, subject to your continued employment with the Company through the payment date, you will be paid a lump sum cash bonus of $200,000 (the “Sign-On Bonus”). Notwithstanding the foregoing, in the event that your employment with the Company is terminated by the Company for Cause or by you without Good Reason (each as defined below) (i) prior to the one (1)-year anniversary of the Start Date, you will be required to repay to the Company one-hundred percent (100%) of the Sign-On Bonus within thirty (30) days following such date of termination; or (ii) within the period commencing on the one (1)-year anniversary of the Start Date and ending on the two (2)-year anniversary of the Start Date, you will be required to repay to the Company fifty percent (50%) of the Sign-On Bonus within thirty (30) days following such date of termination.

(f) Participation in Employee Benefit Plans. You will be entitled to participate in all applicable employee benefit plans or programs from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan or program documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

(g) Vacation. You will be entitled to five weeks’ vacation per year during your employment, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(h) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(i) Relocation. You will be required to relocate to the Milford, MA area or another approved Company location at such time as mutually agreed between you and the CEO or the Board. You will be entitled to relocation assistance pursuant to the Company’s executive relocation program, as may be amended from time to time.

3. Confidential Information, Inventions Assignment, and Restricted Activities. As a condition of your employment with the Company as contemplated herein, you agree to execute and abide by the confidential information, inventions assignment and restrictive covenants agreement (“Confidentiality, IA, and Restrictive Covenants Agreement”) enclosed herein, which may be amended by us from time to time without regard to this Agreement. The Confidentiality, IA, and Restrictive Covenants Agreement contains provisions that are intended by us to survive and do survive termination of this Agreement.

4. Employment At-Will. This Agreement is not intended to constitute a contract of employment for a definite term. Your employment with the Company will be at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, subject to the terms of this Agreement.

5. Termination of Employment.

(a) Final Compensation. In the event of termination of your employment with the Company for any reason or no reason, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any vacation time earned but not used as of the date your employment terminates, subject to applicable law and the applicable policies of the Company, as in effect from time to time; (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided that you submit all expenses and supporting documentation required within thirty (30) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; and (iv) any amounts or benefits due to you under any benefit plan, program or arrangement of the Company in accordance with the terms of such plan, program or arrangement (all of the foregoing, “Final Compensation”). The Final Compensation shall be paid within thirty (30) days following the termination of your employment, or earlier if required by applicable law.

(b) Severance. In the event of a termination of your employment with the Company by the Company without Cause or by you for Good Reason, subject to the Change of Control Agreement (as defined below), the Company will pay you, in addition to Final Compensation, (i) salary continuation in an amount equal to your annual Base Salary (the “Severance Payments”); and (ii) in a lump sum, an amount equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which you and your dependents were participating immediately prior to the termination of your employment for the twelve (12)-month period following the date of termination of your employment, with such lump sum amount payable pursuant to this Section 5(b) to be determined based on the premium rates in effect at the time of the termination of your employment (the “Health Payment”).

(c) Conditions to and Timing of Severance. Notwithstanding any other provision of this Agreement to the contrary, the Severance Payments and the Health Payment shall be paid or provided to you only if you enter into a general release of claims in the form provided by the Company that contains non-competition, non-solicitation and other restrictive covenants substantially similar to those contained in this Agreement (the “Release”) within a period of time not to exceed forty-five (45) days from the date of termination of your employment, and you do not revoke the Release. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The Health Payment will be paid in a lump sum. Except as provided in Section 7 of this Agreement, the Severance Payments will commence and the Health Payment will be made, in each case, on the Company’s next regular payday following the date the Release becomes effective, but no later than the date that is sixty (60) days following the date your employment terminates. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), such payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if you do not execute the Release within the period specified in this Section 5(c) or if you revoke the executed Release within the time period permitted by law, you will not be entitled to any payments or benefits set forth in this Section, and neither the Company nor any of its Affiliates will have any further obligations to you under this Agreement or otherwise. Further the obligation of the Company to make payments to you under this Section 5(c) and your right to retain the same, are conditioned upon your continued compliance with Section 3 of this Agreement.

(d) Definitions. For purposes of this Agreement,

(i) “Cause” shall mean: (A) your indictment for, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (B) your gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (C) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand; (D) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences); (E) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; (F) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board or a committee thereof or the President and Chief Executive Officer of the Company, in either case, which is consistent with your duties as an officer of the Company; (G) a breach by you of the Confidentiality, IA, and Restrictive Covenants Agreement, or of any written Company policy, practice or procedure relating to the protection of Confidential Information (as defined in the Confidentiality, IA, and Restrictive Covenants Agreement) or to the non-use or disclosure to or on behalf of the Company of confidential or proprietary information of a third party; or (H) a material breach by you of this Agreement, which breach (if curable) has remained uncured for a period of thirty (30) days following the Company’s delivery of written notice to you specifying the manner in which the Agreement has been materially breached.

(ii) “Good Reason” shall mean (if occurring without your consent): (A) a material diminution in your duties or responsibilities; (B) a material reduction in your Base Salary (except for salary reductions similarly affecting all senior executives of the Company); (C) a material change in your place of business (provided, however, that travel for business purposes shall not be considered a change in your place of business for the purpose of this clause (C)); or (D) a material breach by the Company of this Agreement; provided, that the occurrence of any of the foregoing events shall not constitute Good Reason unless (x) (1) you provide written notice of the event to the Company within ninety (90) days after it first existed; (2) the Company fails to remedy the condition within thirty (30) days after the notice; and (3) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period or (y) if the event follows an event or action by you that would constitute Cause (as defined herein) for termination.

6. Termination of Employment in Connection with a Change of Control. On or as soon as reasonably practicable following the Start Date, you will be offered the opportunity to enter into a Change of Control/Severance Agreement (the “Change of Control Agreement”) with the Company. The Change of Control Agreement will be provided to you under separate cover. For the avoidance of doubt, any rights you may have to payments or benefits upon a termination of your employment in connection with a change of control of the Company will be as set forth in the Change of Control Agreement, and will be subject to your execution of the Change of Control Agreement.

7. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement or the Change of Control Agreement, as applicable, on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death, except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) It is the intent of the parties hereto that the payments and benefits under this Agreement be exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or its Affiliates any confidential or proprietary information of a third party without that party’s consent.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Miscellaneous. This Agreement, together with the Confidentiality, IA, and Restrictive Covenants Agreement and the Change of Control Agreement, set forth the entire agreement between you and the Company, and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment, except any agreements specifically referenced herein, which will remain in effect subsequent to the execution of this Agreement. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized officer of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Provisions of this Agreement shall survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or necessary or desirable to accomplish the purpose of other surviving provisions. This is a Commonwealth of Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You and the Company may enter into separate agreements related to equity, confidentiality, inventions assignment, and/or restrictive covenants. These separate agreements shall govern other aspects of the relationship between you and the Company, may have provisions that survive termination of your employment, shall be amended or superseded without regard to this Agreement, and shall be enforceable according to their terms without regard to the enforcement provision of this Agreement. You and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or your employment with the Company.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Human Resources Officer, or to such other address as either party may specify by notice to the other actually received.

14. Counsel; Review Period. You acknowledge that the Company provided you with this Agreement (in draft form) by the earlier of (i) the date of a formal offer of employment from the Company or (ii) ten (10) business days before the Start Date. You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this Agreement.

15. Contingencies. This offer is valid until withdrawn or for five (5) days, whichever is shorter, and is contingent upon satisfactory completion of background and reference checks and your compliance with the Immigration Reform and Control Act of 1986.

We look forward to having you join the Waters team and anticipate that this will be a mutually beneficial relationship. If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me, along with your signed Confidentiality, IA, and Restrictive Covenants Agreement.

Sincerely yours,

Waters Technologies Corporation

By:	/s/ Udit Batra
Udit Batra
President and Chief Executive Officer

Accepted and Agreed:

E-Signature Signature:	/s/ Robert L. Carpio III

E-Signature Date: 29 May 2024

I hereby acknowledge that I have read, understood and agreed to the terms and conditions set forth therein and accept this Agreement. I further declare that all information provided to the Company including my resume are true and accurate and I am in good health to perform necessary duties required by employment by Company. I understand that the submission of any false information or misrepresentation to the Company may result in immediate termination of my employment with Company. This Agreement supersedes all previously agreed terms and conditions between the parties in respect of employment offer, whether written, oral or implied.